UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Proto Labs, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

(763) 479-3680

Fax: (763) 479-2679

April 9, 2013

Dear Fellow Shareholder:

The Board of Directors of Proto Labs, Inc. joins me in extending a cordial invitation to attend our 2013 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, on Thursday, May 23, 2013 at 2:00 p.m. local time.

We will be using the “Notice and Access” method of furnishing proxy materials over the Internet to our shareholders that hold our common stock on account at a brokerage firm, bank or similar organization. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about April 9, 2013, the organization holding your account will mail to you a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote electronically over the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you will receive a printed copy of the Proxy Statement and our Annual Report on Form 10-K by mail.

It is important that your shares be represented at the Annual Meeting whether or not you plan to attend in person. Please vote electronically over the Internet or, if you receive a paper copy of the proxy card by mail, you may vote by Internet or telephone or by returning your signed proxy card in the envelope provided. If you do attend the Annual Meeting and desire to vote in person, you may do so by following the procedures described in the Proxy Statement even if you have previously sent a proxy.

We hope that you will be able to attend the Annual Meeting and we look forward to seeing you.

Very truly yours,

Lawrence J. Lukis
Chairman of the Board

PROTO LABS, INC.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2013

Proto Labs, Inc. will hold its 2013 Annual Meeting of Shareholders at Faegre Baker Daniels LLP located at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, on Thursday, May 23, 2013. The Annual Meeting will begin at 2:00 p.m. local time. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about April 9, 2013. At the Annual Meeting, our shareholders will:

1.	Elect nine directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected.

2.	Vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

3.	Act on any other matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof.

The board of directors recommends that shareholders vote FOR each of the following:

1.	The director nominees named in the accompanying Proxy Statement.

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

Only shareholders of record at the close of business on March 28, 2013 may vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

William R. Langton
Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you received the Notice of Internet Availability of Proxy Materials (the “Notice”), you may vote via the Internet as described in the Notice. If you received a copy of the proxy card by mail, you may vote by Internet or telephone as instructed on the proxy card, or you may sign, date and mail the proxy card in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2013.

Our Proxy Statement for the 2013 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.proxyvote.com.

PROTO LABS, INC.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

PROXY STATEMENT

The board of directors of Proto Labs, Inc. (the “Company”) is soliciting proxies for use at the Annual Meeting to be held on May 23, 2013, and at any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who can vote?

A:	You can vote if you were a shareholder at the close of business on the record date of March 28, 2013 (the “Record Date”). There were a total of 25,170,856 shares of our common stock outstanding on March 28, 2013. The notice of annual meeting, this Proxy Statement and any accompanying proxy card, the Annual Report on Form 10-K for 2012, and, if your shares are held in an account at a brokerage firm, bank or similar organization, the Notice of Internet Availability of Proxy Materials (the “Notice”), were mailed and first made available to you beginning on or about April 9, 2013. The Proxy Statement summarizes the information you need to vote at the Annual Meeting.

Q:	Who can attend the Annual Meeting?

A:	All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares in street name, then you must request a legal proxy from your broker or nominee to attend and vote at the Annual Meeting.

Q:	What am I voting on?

A:	You are voting on:

•	Election of nine nominees as directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected.

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board is soliciting your proxy and recommends you vote:

•	FOR the director nominees and

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

A:	“Notice and Access” rules adopted by the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for 2012, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our shareholders who hold shares of our common stock in an account at a brokerage firm, bank or similar organization, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Q:	How many shares must be voted to approve each proposal?

A:	Quorum. A majority of the shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the Record Date, 25,170,856 shares of our common stock were issued and outstanding. A majority of those shares will constitute a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. If you submit a valid proxy or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum.

Vote Required. Directors are elected by a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. The proposal to ratify the selection of our independent registered public accounting firm, and all other items that are properly presented at the Annual Meeting, will be determined by the affirmative vote of the greater of (a) the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote or (b) a majority of the minimum number of shares of common stock entitled to vote that would constitute a quorum.

Q:	What is the effect of broker non-votes and abstentions?

A:	A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the Annual Meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to any non-discretionary proposals. Nominees will not have discretionary voting power with respect to any matter to be voted upon at the Annual Meeting, other than the ratification of the selection of our independent registered public accounting firm. Broker non-votes will have no effect on the election of directors, the ratification of the independent registered public accounting firm, or any other item properly presented at the Annual Meeting.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote, but will not be deemed to have been voted in favor of such proposal. Abstentions will have no effect on the voting for the election of directors and will have the same effect as voting against the proposal to ratify the selection of our independent registered public accounting firm and any other item properly presented at the Annual Meeting.

Q:	How will the proxies vote on any other business brought up at the Annual Meeting?

A:	By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting, or any adjournments or postponements thereof. We do not know of any other business to be considered at the Annual Meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Q:	How do I cast my vote?

A:	If you are a shareholder whose shares are registered in your name, you may vote using any of the following methods:

•

Internet. You may vote by going to the web address www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on May 22, 2013 and following the instructions for Internet voting shown on your proxy card.

•

Telephone. You may vote by dialing 1-800-690-6903 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on May 22, 2013 and following the instructions for telephone voting shown on your proxy card.

•

Mail. If you requested printed proxy materials or you receive a paper copy of the proxy card, then you may vote by completing, signing, dating and mailing the proxy card in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or telephone, please do not mail your proxy card.

•	In person at the Annual Meeting. If you are a shareholder whose shares are registered in your name, you may vote in person at the Annual Meeting.

If your shares are held on account at a brokerage firm, bank or similar organization you will receive voting instructions from your bank, broker or other nominee describing how to vote your shares. You must follow those instructions to vote your shares. You will receive the Notice that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper copy of our proxy materials.

Proxies that are voted through the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned, will be voted in the manner specified.

Q:	Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:	Can I revoke or change my vote?

A:	You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•

submitting a new proxy with a more recent date than that of the first proxy given before 11:59 P.M. Eastern time on May 22, 2103 by (1) following the Internet voting instructions or (2) following the telephone voting instructions;

•	completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the Annual Meeting; or

•	if you are a registered shareholder, by attending the Annual Meeting in person and delivering a proper written notice of revocation of your proxy.

Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it – that is, by Internet, telephone or mail.

Q:	Who will count the votes?

A:	Broadridge Financial Solutions, Inc., our independent proxy tabulator, will count the votes. John Judd, our Chief Financial Officer, will act as inspector of election for the Annual Meeting.

Q:	Is my vote confidential?

A:	All proxies and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:

•	To allow Broadridge Financial Solutions, Inc. to tabulate the vote;

•	To allow John Judd to certify the results of the vote; and

•	To meet applicable legal requirements.

Q:	What shares are included on my proxy?

A:	Your proxy will represent all shares registered to your account in the same social security number and address.

Q:	What happens if I don’t vote shares that I own?

A:	For shares registered in your name. If you do not vote shares that are registered in your name by voting in person at the Annual Meeting or by proxy through the Internet, telephone or mail, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Annual Meeting.

For shares held in street name. If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome of the vote on that matter at the Annual Meeting. See “What is the effect of broker non-votes and abstentions” as described above. Your broker will not have discretion to vote your shares for any matter to be voted upon at the Annual Meeting other than the ratification of the selection of our independent registered public accounting firm. Accordingly, it is important that you provide voting instructions to your broker for the matters to be voted upon at the Annual Meeting.

Q:	What if I do not specify how I want my shares voted?

A:	If you are a registered shareholder and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

•	FOR all of the nominees for director and

•	FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2013.

If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described under “Can I revoke or change my vote?”

If you hold shares through a broker, please see above under “What happens if I don’t vote shares that I own?”.

Q:	What does it mean if I get more than one Notice or proxy card?

A:	Your shares are probably registered in more than one account. You should provide voting instructions for all Notices and proxy cards you receive.

Q:	How many votes can I cast?

A:	You are entitled to one vote per share on all matters presented at the Annual Meeting or any adjournment or postponement thereof. There is no cumulative voting.

Q:	When are shareholder proposals and nominees due for the 2014 Annual Meeting of Shareholders?

A:	If you want to submit a shareholder proposal or nominee for the 2014 Annual Meeting of Shareholders, you must submit the proposal in writing to our Secretary, Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359, so it is received by the relevant date set forth below under “Submission of Shareholder Proposals and Nominations.”

Q:	What is “householding”?

A:	We may send a single Notice, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources. If your Notice is being householded and you wish to receive multiple copies of the Notice, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact:

Broadridge Financial Solutions, Inc.

Householding Department

51 Mercedes Way

Edgewood, New York 11717

1-800-542-1061

If you participate in householding and would like to receive a separate copy of the Annual Report on Form 10-K, Proxy Statement or Notice, please contact Broadridge in the manner described in above. Broadridge will deliver the requested documents to you promptly upon receipt of your request.

Q:	How is this proxy solicitation being conducted?

A:	We will pay for the cost of soliciting proxies and we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders. In addition, some of our employees may solicit proxies. We may solicit proxies in person, by telephone and by mail. Our employees will not receive special compensation for these services, which the employees will perform as part of their regular duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 28, 2013 regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers named in the Summary Compensation Table below;

•	each of our directors and each director nominee; and

•	all of the executive officers, directors and director nominees as a group.

The percentage of beneficial ownership is based on 25,170,856 shares of common stock outstanding as of March 28, 2013. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359.

	Beneficial Ownership on March 28, 2013
Name and Address of Beneficial Owner	Number		Percent
Greater than 5% shareholders:
North Bridge Growth Equity I, L.P. 950 Winter Street Suite 4600 Waltham, MA 02454	2,004,290	(1)	7.96%
Directors and named executive officers:
Matthew Blodgett	690		*
Bradley A. Cleveland	513,882	(2)	2.04%
Rainer Gawlick	39,012	(3)	*
John B. Goodman	28,012	(4)	*
Douglas W. Kohrs	8,032	(5)	*
Lawrence J. Lukis	5,356,840	(6)	21.28%
Margaret A. Loftus	86,012	(7)	*
Brian K. Smith	144,277		*
Sven A. Wehrwein	13,812	(8)	*
John R. Judd	61,047	(9)	*
Donald G. Krantz	45,964	(10)	*
All directors and executive officers as a group (16 persons)	6,375,855	(11)	25.33%

*	Represents beneficial ownership of less than one percent.
(1)	Information is based on a Form 4 filed with the SEC by NBGE Manager, LLC (“NBGE”) on February 25, 2013. North Bridge Growth Equity I, L.P. (“North Bridge”) directly owns 2,004,290 shares of our common stock. NBGE is the managing manager of NBGE GP, LLC, which is the sole general partner of North Bridge Growth Management, L.P., which is the sole general partner of North Bridge. NBGE has sole voting and dispositive power over these shares. Voting and investment power over such shares are vested in the managers of NBGE, Edward T. Anderson and Richard A. D’Amore. Mr. Anderson and Mr. D’Amore disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest in them. The amount reflected in this table does not include 2,112 shares, 534 shares, and 1,097 shares of our common stock that Mr. Andersen, Mr. D’Amore, and the Angel 2011 Dynasty Trust (a trust for the benefit of Mr. Andersen’s immediate family members) received pursuant to a pro rata distribution of shares by North Bridge to its general and limited partners without consideration. Mr. Anderson, Mr. D’Amore, and an immediate family member of Mr. Anderson’s have sole voting and dispositive power over the shares held by Mr. Anderson, Mr. D’Amore, and the Angel 2011 Dynasty Trust, respectively.
(2)	Includes (i) 365,182 shares held by Bradley A. Cleveland, as Trustee of the Bradley A. Cleveland Declaration of Trust dated October 10, 2008, (ii) 100,000 shares held by Bradley A. Cleveland, as Trustee of the JK Cleveland Irrevocable Trust, and (iii) 48,700 shares held by the BPJK Cleveland Family Foundation. Mr. Cleveland disclaims beneficial ownership over the shares of the JK Cleveland Irrevocable Trust, except to the extent of his pecuniary interest in those shares. The BPJK Cleveland Family Foundation is a tax-exempt Section 501(c)(3) charitable foundation for which Mr. Cleveland serves as a director. Mr. Cleveland shares voting and investment control over the shares held by the BPJK Cleveland Family Foundation and he holds no pecuniary interest in the shares owned by the BPJK Cleveland Family Foundation.
(3)	Includes 32,762 shares that Dr. Gawlick has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(4)	Includes 21,762 shares that Mr. Goodman has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(5)	Includes 4,762 shares that Mr. Kohrs has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(6)	Includes 250,000 shares held by the Lukis Family Foundation. The Lukis Family Foundation is a tax-exempt Section 501(c)(3) charitable foundation for which Mr. Lukis serves as a director. Mr. Lukis holds no pecuniary interest in the shares owned by the Lukis Family Foundation.
(7)	Includes 4,762 shares that Ms. Loftus has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(8)	Includes 4,762 shares that Mr. Wehrwein has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(9)	Includes 61,047 shares that Mr. Judd has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(10)	Includes 44,714 shares that Dr. Krantz has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(11)	Includes 249,296 shares held by our executive officers and directors, in the aggregate, that can be acquired from us within 60 days of the date of the table pursuant to the exercise of stock options.

CORPORATE GOVERNANCE

Board Leadership Structure

Larry Lukis is our founder and the Chief Technology Officer, or CTO. Mr. Lukis leads our board of directors in his role as Chairman. Our board also has designated Sven Wehrwein as the lead independent director to complement the Chairman’s role and to serve as the principal liaison between the independent directors and the Chairman.

Our board of directors believes that its current structure is the appropriate one for Proto Labs at this time. Specifically, our board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having our founder and CTO also serve as Chairman of the board. As the individual with primary responsibility for managing Proto Labs’ technology and with in-depth knowledge and understanding of Proto Labs, he is best positioned to chair regular board meetings as the directors discuss key business and strategic issues. Coupled with a lead independent director, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the board’s oversight responsibilities and the day-to-day management of business operations. Our board continues to separately evaluate Mr. Lukis annually in each of his roles. Our board also believes that its lead independent director position effectively balances any risk of concentration of authority that may exist with a combined Chairman/CTO position.

As lead independent director, Mr. Wehrwein:

•	presides at all meetings of the board of directors at which the Chairman is not present, including executive sessions of the independent directors;

•	acts as a key liaison between the Chairman and the independent directors;

•	conducts the annual performance review of the Chief Executive Officer, with input from the other independent directors;

•	assists the Chairman in setting the board agenda and frequency of meetings, in consultation with the committee chairs as applicable; and

•	has the authority to convene meetings of the independent directors at every meeting.

Risk Oversight

Our management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The board’s responsibility is to monitor the Company’s risk management processes by using board meetings, management presentations and other opportunities to educate itself concerning the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks; the board is not responsible, however, for defining or managing the Company’s various risks. The full board is responsible for monitoring management’s responsibility in the area of risk oversight. In addition, the audit committee and compensation committee have risk oversight responsibilities in their respective areas of focus, which they report on to the full board. Management reports from time to time to the full board, audit committee and compensation committee on risk management. The board focuses on the material risks facing the Company, including operational, credit, liquidity, and legal risks, to assess whether management has reasonable controls in place to address these risks.

Nominating Process and Board Diversity

In consultation with other members of the board of directors, the nominating and governance committee is responsible for identifying individuals who it considers qualified to become board members. The nominating and governance committee will screen potential director candidates, including those recommended by shareholders, and recommend to the board of directors suitable nominees for the election to the board of directors. The nominating and governance committee uses a variety of methods for identifying and evaluating nominees for directors. The nominating and governance committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and governance committee through shareholders, management, current members of the board of directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

In considering whether to recommend an individual for election to the board, the nominating and governance committee considers, as required by the corporate governance guidelines and its charter, the board’s overall balance of diversity of perspectives, backgrounds and experiences, although it does not have a formal policy regarding the consideration of diversity of board members. The nominating and governance committee views diversity expansively and considers among other things, breadth and depth of relevant business and board skills and experiences, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive board such as integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate’s relevant experience with the experience of other board members, the willingness of the candidate to devote sufficient time to board duties, and likelihood that he or she will be willing and able to serve on the board for an extended period of time.

The nominating and governance committee will consider a recommendation by a shareholder of a candidate for election as a Proto Labs director. Shareholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the board may do so by submitting a written recommendation to the Secretary of the Company. Recommendations must be received by the Secretary within the timelines specified in our by-laws to be considered by the nominating and governance committee for possible nomination at the Company’s Annual Meeting of Shareholders the following year. Our by-laws provide that such notice should be received no less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. All recommendations must contain the information required in our by-laws and corporate governance guidelines, including, among other things, the identification of the nominee, a written consent by the recommended individual to agree to be named in our proxy statement and to serve as director if elected, and the name and address of the shareholder submitting the nomination. Recommendations must be received by the Secretary of the Company within the timeframes noted under “Proposals Not Included in the Proxy Statement.”

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our board has determined that, with the exception of Mr. Cleveland, our Chief Executive Officer, and Mr. Lukis, our founder and CTO, all of the directors, including Douglas Kingsley, who resigned from our board of directors in February 2013, are “independent directors” as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Code of Business Conduct and Ethics

We have adopted a code of ethics and business conduct relating to the conduct of our business by our employees, officers and directors, which is posted on our website at www.protolabs.com under the investor relations section. We plan to post to our website at the address described above any future amendments or waivers to our code of ethics and business conduct.

Communications with the Board

Under our Corporate Governance Guidelines, a process has been established by which shareholders and other interested parties may communicate with members of the board of directors. Any shareholder or other interested party who desires to communicate with the board, individually or as a group, may do so by writing to the intended member or members of the board, c/o Secretary, Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359.

All communications received in accordance with these procedures will initially be received and processed by the office of our Secretary to determine that the communication is a message to one or more of our directors and will be relayed to the appropriate director or directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board or one or more of its committees and whether any response to the person sending the communication is appropriate.

Board Meetings

During 2012, the full board of directors met eight times in person and held one meeting via teleconference. Each of the in-person meetings was preceded and/or followed by an executive session of the independent directors, chaired by Mr. Wehrwein. Each of our directors attended at least 75% percent of the meetings of the board and any committee on which they served in 2012. We do not maintain a formal policy regarding the board’s attendance at annual shareholder meetings; however, board members are expected to regularly attend all board meetings and meetings of the committees on which they serve and are encouraged to make every effort to attend the Annual Meeting of Shareholders. This Annual Meeting will be our first Annual Meeting of Shareholders as a public company.

Committees of the Board

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The charters of these committees are posted on our website at www.protolabs.com.

The current composition and responsibilities of each committee, as well as the number of times it met during 2012, are described below.

Audit Committee	Compensation Committee	Nominating and Governance Committee
Sven A. Wehrwein (chair)	Rainer Gawlick (chair)	John B. Goodman (chair)
John B. Goodman	Matthew C. Blodgett	Margaret A. Loftus
Brian K. Smith	Douglas W. Kohrs	Sven A. Wehrwein

Audit Committee

Among other matters, our audit committee:

•

oversees management’s processes for ensuring the quality and integrity of the Company’s consolidated financial statements, the Company’s accounting and financial reporting processes, and other financial information provided by the Company to any governmental body or to the public;

•	evaluates the qualifications, independence and performance of the Company’s independent auditor and internal audit function;

•	oversees the resolution of any disagreements between management and the auditors regarding financial reporting;

•	oversees the Company’s investment and cash management policies; and

•	supervises management’s processes for ensuring compliance by the Company with legal, ethical and regulatory requirements.

Each of the members of our audit committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that Sven A. Wehrwein is an audit committee financial expert, as defined under the applicable rules of the SEC. The audit committee met eight times in 2012.

Nominating and Governance Committee

Among other matters, our nominating and governance committee:

•	identifies qualified individuals to become board members, consistent with criteria approved by the board;

•	selects director nominees for the next Annual Meeting of Shareholders;

•	determines the composition of the board’s committees and evaluates and enhances the effectiveness of the board and individual directors and officers;

•	develops and implements the corporate governance guidelines for the Company; and

•	ensures that succession planning takes place for critical senior management positions.

Each member of our nominating and governance committee satisfies the NYSE independence standards. The nominating and governance committee met one time in 2012.

Compensation Committee

Among other matters, our compensation committee:

•	reviews and approves compensation and employment arrangements for executive officers;

•	administers compensation plans for employees;

•	reviews the Company’s programs and practices relating to leadership development and continuity; and

•	determines the compensation of non-employee directors.

In addition, the compensation committee has the authority to select, retain and compensate compensation consulting firms and other experts as it deems necessary to carry out its responsibilities.

Each member of our compensation committee satisfies current NYSE independence standards, is a “non-employee director” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside director” as that term is used in Section 162(m) of the Internal Revenue Code. The Compensation committee met four times in 2012.

Certain Relationships and Related Party Transactions

During 2012, we have engaged in the following transactions with certain of our executive officers, directors, holders of more than 5% of our voting securities and their affiliates and immediate family members:

Certain Agreements

During 2012, or a portion thereof, the following agreements were in place and certain of our directors, officers, and holders of more than 5% of our voting securities were parties to such agreements. Other than certain registration rights granted under the Investors’ Rights Agreement, which are discussed below, the material provisions of each the below agreements terminated upon the completion of our initial public offering in February 2012.

Investors’ Rights Agreement

In August 2008, we entered into an investors’ rights agreement with North Bridge Growth Equity I, L.P. (“North Bridge”) and Protomold Investment Company, LLC (“PIC”). Under this agreement, we granted to North Bridge and PIC certain registration, information, preemptive and other customary investor rights. In addition, we granted PIC a “put right” whereby it may require us to repurchase its shares of our common stock anytime after August 2, 2018. The agreement was amended in July 2011 to also grant registration rights to Lawrence Lukis, Bradley Cleveland, the KEC 2011 Irrevocable Gift Trust, the JMC 2011 Irrevocable Gift Trust, Donald Krantz, and Mark Kubicek and to provide that the PIC put right terminated upon the completion of our initial public offering. Other than certain of the registration rights (which are described below) and related provisions, all material provisions under the investors’ rights agreement terminated upon the completion of our initial public offering in February 2012.

We also entered into a management rights agreement with North Bridge in August 2008. This agreement, which provides North Bridge with certain additional management and information rights, terminated upon the completion of our initial public offering in February 2012.

We are obligated to effect up to three registrations on Form S-1, and up to two registrations on Form S-3 in any 12-month period, as requested by the holders of our common stock having registration rights. A request for registration on Form S-1 for which the aggregate offering price, net of selling expenses, is reasonably expected to be at least $5,000,000 may be made by any holder of registrable securities.

After we become eligible to file a registration statement on Form S-3, one or more holders of then outstanding registrable securities may request that we effect a registration on Form S-3 of a number of registrable securities for which the aggregate offering price, net of selling expenses, is reasonably expected to be at least $3,000,000. We may delay the filing of a registration statement in connection with a demand registration for a period of up to 105 calendar days if our board of directors determines in its good faith judgment that the filing of such registration would be materially detrimental to the company. If the managing underwriter advises us that the number of shares to be included in a demand registration should be limited due to market conditions or otherwise, all shares other than registrable securities will initially be excluded from the registration, and if additional shares must be excluded from the registration, holders of registrable securities will share pro rata in the number of shares to be excluded from the registration based on the respective numbers of registrable securities owned by such holders.

In the event that we propose to register any of our securities under the Securities Act, but excluding the registration of securities (i) to be offered pursuant to a stock option or other employee benefit plan or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities, (ii) relating to an SEC Rule 145 transaction, or (iii) for which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, we are required to include in these registrations all securities with respect to which we have received written requests for inclusion under our amended and restated investors’ rights agreement, subject to certain limitations. If the managing underwriter advises us that the number of shares to be included in such a registration should be limited due to market conditions or otherwise, and we initiated the registration, all shares other than registrable securities, excluding shares to be issued by us, will initially be excluded from the registration, and if additional shares must be excluded from the registration, holders of registrable securities will share pro rata in the number of shares to be excluded from the registration based on the respective numbers of registrable securities owned by such holders, and if further additional shares must be excluded from the registration, shares to be issued by us will be excluded.

We are obligated to pay up to $50,000 of registration expenses of the holders of the shares registered pursuant to the demand and piggyback registrations described above.

Right of First Refusal and Co-Sale Agreement

In August 2008, we entered into a right of first refusal and co-sale agreement with North Bridge, PIC, Lawrence Lukis, Bradley Cleveland and certain of our other security holders. Pursuant to the agreement, all parties except for North Bridge, PIC, Mr. Lukis, and Mr. Cleveland granted the Company a right of first refusal (and granted North Bridge, PIC, Mr. Lukis and Mr. Cleveland a secondary right of refusal) with respect to certain proposed transfers of our capital stock. North Bridge and PIC were also given a co-sale right that permits them each to participate on a pro-rata basis in any proposed transfer for which the refusal rights apply, but are not exercised. In addition, all parties agreed to a lockup provision that restricts their ability to transfer our capital stock for 180 days following our initial public offering. The directors, current and former executive officers and beneficial holders of 5% or more of our voting securities that were parties to this agreement are: North Bridge, PIC, Lawrence Lukis, Bradley Cleveland, Gregg Bloom, Mark Kubicek, Margaret Loftus, Donald Krantz, John Goodman, and John Tumelty. All material provisions of this agreement terminated upon the completion of our initial public offering in February 2012.

Voting Agreement

In August 2008, we entered into a voting agreement with North Bridge, PIC, Lawrence Lukis and Yuri Dreizin. The agreement was subsequently amended in June 2011. Pursuant to the agreement, as amended, the parties agreed to vote their shares of our capital stock in favor of maintaining a board consisting of eight members, of whom two shall be designated by North Bridge (one of whom was initially Douglas A. Kingsley, who resigned from our board of directors in February 2013), one shall be designated by PIC (initially Brian Smith), one shall be designated by a majority of the shares held by PIC, Lawrence Lukis, Yuri Dreizin and Gustavus Adolphus College (initially Lawrence Lukis), one shall be the CEO (initially Bradley Cleveland), and three shall be unaffiliated with the company and mutually acceptable to the other members of the board (initially John Goodman, Margaret Loftus, and Sven Wehrwein). All of our current directors, other than Mr. Blodgett, Mr. Gawlick, and Mr. Kohrs, were first elected to serve as directors pursuant to this agreement. This agreement terminated upon the completion our initial public offering in February 2012.

Participation in Our Initial Public Offering

North Bridge, a principal shareholder that is affiliated with Mr. Blodgett, a current member of the board of directors, and Mr. Kingsley a former member of the board of directors, purchased 430,000 shares of our common stock in our initial public offering at the initial public offering price of $16 per share.

Participation in Our Secondary Offering

In connection with our underwritten secondary public offering in November 2012, directors and officers, and certain of their affiliates, and greater than 5% shareholders sold an aggregate of 4,140,000 shares of our common stock to the public for $31.00 per share, less underwriting discounts and commissions payable by us and the selling shareholders.

Karbon Kinetics Limited

During the year ended December 31, 2012, the Company recognized revenue from its customer Karbon Kinetics Limited (“KKL”) in the approximate amount of $277,000 and has a current outstanding receivable from KKL of approximately $13,000. Mr. Lukis, is a director and 64% shareholder of KKL. Based on his current beneficial ownership percentage, which is described above in “Security Ownership of Certain Beneficial Owners and Management,” the approximate dollar value of the amount of Mr. Lukis’s interest in the transactions with KKL is $185,600. The terms of the sales we made to KKL are consistent with the terms we provide to our other customers.

Employment of Related Person

Brian Lukis, the son of Lawrence Lukis (our founder, CTO, and Chairman), is employed by us as a Senior Software Developer. He is entitled to receive a base salary, incentive compensation and other employee benefits that are offered to similarly situated employees of our Company.

Indemnification of Directors and Officers

We are subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act, or the Corporation Act. Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or by-laws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

We also maintain a director and officer insurance policy to cover our Company, our directors and our officers against certain liabilities.

Severance Agreements

In February 2013, we entered into severance agreements with our executive officers located in the United States, except we did not enter into a severance agreement with our CEO, CFO, or CTO. In addition in March 2013, we entered into a severance agreement with our executive officer in the United Kingdom. Our CFO has a separate severance arrangement with us as part of his employment agreement, which is described below in “Compensation Discussion and Analysis – Employment Agreements, Severance and Change in Control Benefits.” If such executive officer’s employment is terminated by us without Cause or if the executive voluntary resigns for Good Reason (both as defined in the severance agreement), such executive officer will be entitled to the following severance pay and benefits: (i) a cash payment equal to one times the executive officer’s annualized base salary generally payable in substantially equal installments in accordance with our regular payroll practices over a 12-month period; (ii) a pro rata cash incentive bonus amount calculated in accordance with the severance agreement payable in a lump sum at the same time as other eligible employees under our annual cash incentive bonus plan for such calendar year are paid their bonuses under such bonus plan, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the executive officer’s termination date occurs and (iii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, notwithstanding any language in any stock option agreement under our 2012 Long-Term Incentive Plan or in the 2012 Long-Term Incentive Plan to the contrary, a pro rata portion, as calculated in the severance agreement, of the unvested options to purchase shares of our stock held by such executive officer that are scheduled to vest on the next anniversary date will vest. An executive officer’s receipt of these severance pay and benefits will be conditioned on such executive’s execution of a release of claims against the Company.

Related Person Transaction Approval Policy

Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve any proposed related person transaction and all material facts with respect thereto. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the Company, (2) whether the transaction is material to the Company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our Company and shareholders and the terms of the transaction are fair to our Company. No related person transaction will be consummated without the approval or ratification of our audit committee. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related party transactions exempt from our policy include payment of compensation by the Company to a related person for the related person’s service to the Company as an employee, director or executive officer, transactions available to all of our employees and shareholders on the same terms and transactions between us and the related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $120,000 or less in a year. Other than the items discussed under “Participation in our Secondary Offering,” “Karbon Kinetics,” “Employment of Related Person,” and “Severance Agreements” we did not have a formal review and approval policy for related party transactions at the time of any other transaction described in this “Certain Relationships and Related Party Transactions” section.

Compensation Committee Interlocks and Insider Participation

During 2012, Dr. Gawlick, Mr. Kingsley, Ms. Loftus, and Mr. Kohrs served as the members of our compensation committee. No current member of our compensation committee has ever been an officer or employee of our Company or any of our subsidiaries and affiliates or has had any relationship with our Company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officer of which served either on our board of directors or on our compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our common stock who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal 2012 except Edward E. Bolton filed one late report with respect to one transaction, which took place on May 18, 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Nine directors will be elected at the Annual Meeting. Upon the recommendation of the nominating and governance committee, the board of directors has nominated for election the nine persons named below. Each has consented to being named a nominee and will, if elected, serve until the next Annual Meeting of Shareholders or until a successor is duly elected. There are no family relationships between any director and an executive officer. With the exception of Mr. Kohrs, who was elected to the board on April 13, 2012, and Mr. Blodgett, who was elected to the board on February 27, 2013, each nominee listed below is currently a director of Proto Labs, and each was duly elected by the shareholders. Messrs. Blodgett and Kohrs are being nominated by the board.

Nominees

The names of the nominees and other information are set forth below:

Lawrence J. Lukis – Age 64 Director since 2001 Chair since 2001

Mr. Lukis founded our Company in 1999 and has served as our Chairman and Chief Technology Officer since November 2001. In 1985, Mr. Lukis co-founded LaserMaster Corp. (later ColorSpan), an innovator in laser printing products for desktop publishers and large format color inject printers, and served as a director and Chief Technology Officer from 1985 to 1997. ColorSpan was acquired by MacDermid Inc. in 2000 and was subsequently resold to Hewlett-Packard in 2007. Mr. Lukis currently serves on the board of directors of Karbon Kinetics Ltd., a manufacturer of electric bicycles.

Mr. Lukis’s institutional knowledge and his operational and technical experience allow him to provide guidance and leadership in his role as our Chairman. We believe his in-depth understanding of our Company’s strategic plan, technology, global business, and history enable Mr. Lukis to serve as an effective Chairman of our board of directors.

Bradley A. Cleveland – Age 53 Director since 2001

Mr. Cleveland has served as our President and Chief Executive Officer since November 2001. Prior to November 2001, Mr. Cleveland co-founded and was Vice President of AeroMet Corporation, a laser additive manufacturing subsidiary of MTS Systems Corporation. Since November 2012, Mr. Cleveland has served on the board of directors of SPS Commerce, Inc., a supply-chain management software company. He is currently a member of SPS Commerce, Inc.’s compensation committee.

Mr. Cleveland has gained meaningful leadership experience and institutional knowledge in his years at our Company. As Chief Executive Officer, he is responsible for determining our strategy, articulating priorities and managing our continued growth. These capabilities make him uniquely qualified to serve on our board of directors.

Matthew Blodgett – Age 36 Director since 2013

Mr. Blodgett has served as a director of our Company since February 2013 and is a member of our compensation committee. He has served as an advisor to our company and our board of directors since August 2008. Since September 2007, Mr. Blodgett has been a Principal at North Bridge Growth Equity, a venture capital firm. From August 2003 to August 2007, Mr. Blodgett held various positions at Alta Communications, a private equity firm, most recently as a Vice President. From June 2000 to June 2003, Mr. Blodgett was a Financial Analyst with Bear, Stearns & Co.’s corporate finance and advisory department.

Mr. Blogett’s experience in the financial industry allows him to provide guidance and counsel on financial matters and in his role on our compensation committee. His experiences working with growth companies in the course of his role at North Bridge Growth Equity enables Mr. Blodgett to provide insight on strategic plans relating to our business and guidance on corporate governance.

Rainer Gawlick – Age 45 Director since 2008

Dr. Gawlick has served as a director of our Company since September 2008 and serves as the chair of the compensation committee. Since April 2012, Dr. Gawlick has been with IntraLinks, Inc. where he is Executive Vice President of Global Sales and Marketing. IntraLinks, Inc. is a computer software company providing virtual data rooms and other content management services. From August 2008 to April 2012, Dr. Gawlick served as Chief Marketing Officer of Sophos Ltd, a computer security company providing endpoint, network and data protection software. From April 2005 to August 2008, Dr. Gawlick served as Vice President of Worldwide Marketing and Strategy at SolidWorks Corp., a CAD software company. He also has held a variety of executive positions in other technology businesses and was a consultant with McKinsey & Company.

Dr. Gawlick has extensive sales, marketing and product-management experience in the technology industry. Dr. Gawlick offers expertise in building brand awareness, managing marketing on a global scale and developing growth strategies, which enables him to counsel our Company on its global expansion.

John B. Goodman – Age 53 Director since 2001

Mr. Goodman has served as a director of our Company since 2001 and serves as a member of the audit committee and as chair of the nominating and governance committee. Since 2007, Mr. Goodman has been a director of Separation Kinetics Inc., a membrane company. From December 1982 to October 2010, Mr. Goodman held various positions at Entegris, Inc., a materials supplier, most recently as Senior Vice President and Chief Technology & Innovation Officer.

Mr. Goodman’s technical background and experiences in supply chain networks, logistics and financial planning and reviews enable Mr. Goodman to provide guidance and counsel on our strategic plan, research and development, supplier relationships and finance functions.

Douglas W. Kohrs – Age 55 Director since 2012

Mr. Kohrs has served as a director of our Company since April 2012 and serves as a member of the compensation committee. From July 2006 to November 2012, Mr. Kohrs was the President, Chief Executive Officer and a director of Tornier N.V., a publicly held medical device company. Prior to joining Tornier, he served as President and Chief Executive Officer of American Medical Systems Holdings, Inc., a publicly held medical device company, from April 1999 until January 2005 and served as Chairman of the Board of American Medical Systems Holdings, Inc. until May 2006. Prior to joining American Medical Systems Holdings, Inc., Mr. Kohrs was General Manager of Sulzer Spine-Tech Inc., an orthopaedic implant manufacturer of which he was a founding member beginning in August 1991. Mr. Kohrs has served on the board of directors of ev3 Inc. and Kyphon, Inc., both publicly held medical device companies. Since July 2012 he has served on the board of directors of Pioneer Surgical Technology, Inc. a designer and manufacturer of spinal and orthopedic implants and instruments.

Mr. Kohrs is qualified to serve on our board because he has knowledge of financial matters and, due to serving as the Chief Executive Officer of American Medical Systems Holdings, Inc. at the time of its initial public offering and his experience as Chief Executive Officer at Tornier, he has expertise with the requirements involved with being a public company.

Margaret A. Loftus – Age 68 Director since 2001

Ms. Loftus has served as a director of our Company since April 2001 and serves as a member of the nominating and governance committee. Ms. Loftus has provided consulting services to technology companies since 1989. Prior to 1989, she served as Vice President of Software for Cray Research, Inc., a supercomputer company. Since June 1998, Ms. Loftus has been a director of Datalink Corporation, a data-center support company. She currently serves as Datalink Corporation’s governance committee chair. Since 1991, Ms. Loftus has been the chair of the board of directors of Unimax Systems Corporation, a provider of voice-administration software. She also serves as Unimax Systems Corporation’s audit committee chair. Ms. Loftus also served as a director of Analysts International Corp. from 1993 to 2008.

Ms. Loftus has public and private board and consulting experiences in the technology industry, which allow her to provide counsel on strategy and corporate governance and guidance in her role on our nominating and governance committee.

Brian K. Smith – Age 53 Director since 2005

Mr. Smith has served as a director of our Company since June 2005 and serves as a member of the audit committee. Since December 1998, Mr. Smith has been President, a director and an owner of Private Capital Management, Inc., a registered investment advisor. In his capacity as President of Private Capital Management, Inc., Mr. Smith has acted as a principal and director of approximately fifteen middle-market portfolio companies. From 1994 to 1998, Mr. Smith was the Managing Partner of Northland Business Capital, LLP, a private equity partnership, and Senior Vice President of The Northland Company, a financial services firm. Prior to 1994, Mr. Smith spent 15 years in the banking industry.

Mr. Smith has knowledge of financial matters, merger and acquisition activities and capital markets and experience in leadership positions with companies at a variety of stages. Mr. Smith’s experiences enable him to provide oversight concerning general business matters and risk management and counsel on financial matters in his role on our audit committee.

Sven A. Wehrwein – Age 62 Director since 2011

Mr. Wehrwein has served as a director of our Company since June 2011 and serves as chair of the audit committee and as a member of the nominating and governance committee. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has more than 35 years of experience as an investment banker, chief financial officer and certified public accountant (inactive). He currently serves on the board of directors of SPS Commerce, Inc., a supply-chain management software company, and Uroplasty, Inc., a medical device company, and previously served on the board of directors of Image Sensing Systems, Inc., a vehicle-detection software company, all of which are publicly-traded companies. Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from April 2007 until its acquisition by Dell Inc. in February 2011, on the board of directors of Synovis Life Technologies, Inc. from December 2004 until its acquisition by Baxter International Inc. in February 2012, and on the board of directors of Vital Images, Inc. from May 1997 until its acquisition by Toshiba Medical Systems Corp. in June 2011.

Mr. Wehrwein’s qualifications to serve on our board of directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning and auditing expertise, given his experiences in investment banking and in financial leadership positions. As chairman of the audit committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team.

Voting Information and Board Voting Recommendation

In accordance with Minnesota law, directors are elected by a plurality of votes present and entitled to vote. The nine nominees receiving the highest number of votes will be elected. The proxies cannot be voted for a greater number of persons than nine.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH NOMINEE LISTED.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation provided to our named executive officers for 2012 is set forth in detail in the 2012 Summary Compensation Table and the other tables, accompanying footnotes and narrative that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in 2012 affecting the compensation of our named executive officers.

Throughout this section, we refer to the following individuals as our “named executive officers:”

•	Bradley A. Cleveland, Chief Executive Officer, or CEO

•	John R. Judd, Chief Financial Officer, or CFO

•	Donald G. Krantz, Chief Operating Officer

Executive Compensation Philosophy and Objectives

We believe our success depends in large measure on our ability to attract, retain and motivate a talented senior management team to effectively lead our Company in a dynamic and changing business environment, and that a competitive executive compensation program is critical to that effort. We believe that our executive compensation program should support our short-and long-term strategic and operational objectives, and reward corporate and individual performance that contributes to creating value for our shareholders.

Consistent with this philosophy, our executive compensation program incorporates the following key principles and objectives:

•	Provide a competitive total cash compensation opportunity that includes target bonus goals that are reasonably achievable yet represent appreciable and appropriate improvement over prior periods;

•	Utilize equity-based awards in a manner designed to emphasize their retentive function;

•	Recognize and reward the achievement of Company and business unit goals as well as individual performance;

•	Provide compensation commensurate with the level of business performance achieved;

•

Provide greater compensation opportunities for individuals who have the most significant responsibilities and therefore the greatest ability to influence our achievement of strategic and operational objectives;

•	Structure the compensation program so that it is understandable and easily communicated to executives, shareholders and other constituencies;

•	Structure the compensation program so as to align the interests of our executive officers with those of our shareholders and our employees generally;

•	Place increasing emphasis on incentive/variable compensation for positions of increasing responsibility; and

•	Make benefit programs available to executive officers consistent with those provided to salaried employees.

Compensation Decisions and Processes

The compensation committee of our board of directors, which currently consists solely of non-employee directors, has generally been responsible for overseeing our executive compensation program, including annually reviewing the ongoing compensation arrangements for each of our executive officers, including our President and CEO. Our compensation committee approves all awards under our 2012 Long-Term Incentive Plan, with awards then ratified by our board of directors.

Our compensation committee has regularly received and considered input from Mr. Cleveland regarding the compensation and performance of executive officers other than himself and Lawrence J. Lukis, our Chairman and Chief Technology Officer, including recommendations as to compensation levels that he believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to the Company and development/career opportunities, as well as with our compensation philosophy, external market data and considerations of internal equity. In developing these recommendations, Mr. Cleveland consults with Mr. Lukis. With the assistance of our CFO and following review by and input from Mr. Lukis, Mr. Cleveland also provides recommendations to the compensation committee regarding the establishment of performance goals for the annual cash bonus plan based on the operating budget approved by our board of directors. The compensation committee meets with Mr. Lukis to consider and approve compensation actions for Mr. Cleveland and Mr. Lukis. Mr. Cleveland regularly attends meetings of our compensation committee, except where his own compensation is being considered. Mr. Cleveland makes no recommendations to the compensation committee regarding his own compensation or that of Mr. Lukis. The compensation committee communicates its views and decisions regarding compensation arrangements for our executive officers to Mr. Cleveland and Mr. Lukis, who are generally responsible for implementing the arrangements.

In determining executive compensation, our compensation committee reviews and considers a number of factors, including individual and corporate performance, input from Mr. Cleveland and Mr. Lukis, compensation market data from third party compensation surveys, the pay practices of a set of comparable companies, and the committee’s collective experience and knowledge. We have used market data primarily as a reference point to assess whether our compensation practices are reasonable, competitive and likely to achieve our objectives, and actually deliver compensation in amounts that are consistent with the compensation committee’s assessment of our Company’s relative performance. As part of these assessments, we assumed that base salary and target total cash compensation levels were likely to be reasonable and competitive if together they approximated the market median we calculated from the surveys and other compensation data we utilized which for us generally meant a range between 80% and 120% of the market median. The utilization of a range is largely in recognition of the limitations of the survey data that include companies with varying degrees of comparability to our Company and position titles that may encompass positions with responsibilities that differ to varying degrees from the responsibilities of a similarly titled position within our Company. As a result, we did not establish specific compensation amounts or parameters for any executive officer position based on market data in 2012, recognizing that factors unique to each individual will ultimately determine that individual’s compensation, which may not necessarily be within the median range.

In June 2011, the compensation committee engaged Connell & Partners (“Connell”) to conduct a competitive analysis of our executive compensation program from both a private and public company perspective and to provide recommendations as to an executive compensation framework as a public company. The compensation committee provided the material elements of the instructions to Connell with respect to the performance of Connell’s duties under the engagement. In assessing competitiveness from a public company perspective, Connell considered public company market data drawn from a peer group of 20 companies identified by Connell as representative of the market for executive talent in which we compete, as well as from a composite of proprietary survey sources reflecting appropriately-sized companies by revenue. For the peer group companies, annual revenue ranged from $100 million at the 25th percentile to $152 million at the 75th percentile, and market capitalization ranged from $358 million at the 25th percentile to $736 million at the 75th percentile. The peer group was comprised of the following companies:

3D Systems Corporation	Magma Design Automation, Inc.	Sourcefire, Inc.
Accelrys, Inc.	Monotype Imaging Holdings, Inc.	Stratasys, Inc.
BroadSoft, Inc.	OPNET Technologies, Inc.	Sun Hydraulics Corporation
Dynamic Materials Corporation	Perceptron, Inc.	X-Rite Incorporated
Echelon Corporation	PROS Holdings, Inc.	Zoltek Companies, Inc.
FARO Technologies, Inc.	Rudolph Technologies, Inc.	Zygo Corporation
LogMeln, Inc.	SIFCO Industries, Inc.

In assessing the competitiveness of our executive compensation for 2011 from a public company perspective, Connell reported that base salaries were positioned on average at the 25th percentile of the public company market data, that target cash total compensation was positioned on average between the 25th and 50th percentiles of the public company market data and that actual cash compensation for 2011 (based on then-current projections) was generally positioned at the 75th percentile of the public company market data, reflecting bonus payouts projected to be substantially above target. We used the analysis prepared by Connell for our compensation decisions made in 2012. Our engagement with Connell ended in June 2012 when the compensation committee engaged Pearl Meyer & Partners to conduct a competitive analysis of our executive compensation program from a public company perspective and to provide recommendations as to an executive compensation framework as a public company. The compensation committee will consider Pearl Meyer’s analysis during its compensation determinations for executive compensation for our fiscal year ending December 31, 2013. The compensation committee will provide the material elements of the instructions to Pearl Meyer with respect to the performance of Pearl Meyer’s duties under the engagement.

Elements of Executive Compensation

Our executive compensation program has historically been comprised of three elements—base salary, annual bonus and equity-based long-term incentives. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation	Purpose
Base Salary	Cash	• Compensate each named executive officer relative to individual responsibilities, experience and performance

• Provide steady cash flow not contingent on short-term variations in Company performance

Annual Bonus	Cash	• Align compensation with our annual corporate financial performance

• Reward achievement of short-term financial objectives

• Provide participants with a meaningful total cash compensation opportunity (base salary + annual bonus)

Long-Term Incentives	Incentive and Non-Qualified Stock Options	• Encourage long-term retention
• Create a long-term performance focus

• Align compensation with our long-term returns to shareholders

• Provide executive ownership opportunities

Our compensation committee has not adopted a formal or informal policy for allocating compensation among the various elements, or between cash and non-cash elements or between long-and short-term compensation. As noted earlier, however, we do place greater emphasis on incentive and variable forms of compensation for executives with more significant responsibilities, reflecting their greater capacity to affect our performance and results.

Base Salaries

At the time an executive officer is first hired, his or her base salary is generally established through individual negotiations between us and the executive officer, taking into account judgments as to the executive officer’s qualifications, experience, responsibilities, prior salary and internal pay equity considerations.

The compensation committee annually reviews the base salaries of our executive officers near the end of each year and bases any adjustments for the following year on merit and market considerations. Merit-based adjustments primarily reflect a subjective assessment of an individual’s performance. Any market-based adjustments reflect an assessment of the competitive positioning of an individual’s salary with comparable positions in the market based on market data provided to the compensation committee by the compensation consultant and other market surveys the compensation committee might use.

In December 2011, the compensation committee approved annual base salaries for 2012 in the amounts shown in the following table for the named executive officers.

Name	2012 Base Salary ($)	Increase (Decrease) from 2011	Market 25th Percentile Base Salary ($)
Bradley A. Cleveland	241,084	0%	323,000
John R. Judd	240,000	0%	215,000
Donald G. Krantz	229,215	8.0%	233,000

The compensation committee’s actions reflected a decision on the part of the compensation committee that base salaries should generally approximate the 25th percentile of the public company market data provided to the committee by Connell & Partners. Although Mr. Cleveland’s base salary is below the 25th percentile, the compensation committee chose to maintain his base salary at its 2011 level. Instead, and as discussed in more detail below, the compensation committee increased Mr. Cleveland’s target bonus payout from 60% to 90% of his base salary to place increased emphasis on variable elements of compensation. The base salary increase for Dr. Krantz reflects a merit-based increase and a 2% market-based increase, while Mr. Judd’s base salary was maintained at its current level in light of its positioning above the 25th percentile.

Annual Bonuses

All of our employees other than commissioned salespeople participate in our annual incentive bonus program. Our 2012 annual incentive bonus program provides that bonus payouts will be a function of revenue growth, or the revenue factor, and adjusted operating income margin (“AOI”), or the AOI factor, each calculated without regard to foreign currency exchange rates, for 2012. For these purposes, AOI is defined as operating income before stock based compensation expense as a percentage of revenue. Revenue growth and AOI were selected as the financial objectives that would determine the size of 2012 annual incentive bonus payouts because our primary objective is to grow our Company.

In structuring the 2012 annual incentive bonus program, the compensation committee approved 2012 revenue and AOI objectives for our Company as a whole and for each of our major geographic business units (the United States, the European Union and Japan). Including business unit performance objectives enables us to tailor annual bonus opportunities so as to reward each executive officer for the performance of those portion(s) of our Company for which the officer had the most direct responsibility. All of our named executive officers had revenue goals based on our consolidated results. Therefore, our business unit performance did not impact the bonus payable to our named executive offices as their focus in on our Company at the consolidated level.

A participant’s bonus payout will be determined by multiplying his or her target bonus payout amount (which is specified by our compensation committee as a percentage of the individual’s annual base salary) by the revenue factor. The AOI factor is a bonus scaling factor that is then applied to reduce the bonus payout.

A target bonus payout expressed as a percentage of annual base salary was established for each named executive officer, with a 90% target payout established for Mr. Cleveland and a 50% target payout established for each of the other named executive officers. The revenue factor is zero for 2012 revenue below specified threshold amounts for Proto Labs and each of its business units, is 50% at those threshold amounts, and increases (with no maximum) in amounts specified by the compensation committee to the degree revenue exceeds the respective threshold amounts. The revenue payout threshold for our European Union business unit was reduced in October 2012 to reflect our adjusted performance expectations for this business unit due to the economic climate in the European Union. This reduction did not impact the bonus payable to our named executive officers.

For 2012, the compensation committee’s decisions regarding the numerical goals associated with the revenue growth and AOI objectives were consistent with the compensation committee’s stated philosophy of designating target objectives that are reasonably achievable but still reflect appreciable growth over the previous year. As a result, for each of our named executive officers, the compensation committee approved threshold revenue objective for 2012 equal to an increase of the actual revenue before allowances from 2011 of 15%. Our target revenue was 30% revenue growth on a consolidated level. The following table summarizes the Company-wide revenue objectives for 2012, as well as our actual performance during 2012:

	Performance Levels ($ millions)
Objective	Threshold (50% payout)(1)	Target (100% payout)(2)	Actual Performance(3)	Final Payout Factor (4)
Revenue(5)	$113.84	$128.68	$126.43	92.6%

(1)	The threshold amount is equal to our 2011 revenue before allowances, increased by 15%, without regard to foreign exchange rate fluctuation.
(2)	The target amount is equal to our 2011 revenue before allowances, increased by 30%, without regard to foreign exchange rate fluctuation.
(3)	Our actual performance is equal to our 2012 revenue without regard to foreign exchange rate fluctuation.
(4)	The final payout factor represents the percentage of the target payout that would be made based on the actual Company-wide revenue for 2012, without regard to foreign exchange rates. Each named executive officer received a bonus of approximately 1% more based on base salary than they would have received had exchange rate fluctuations been included in the revenue factor.
(5)	For revenue performance between threshold and target, the payout factor would increase proportionately between 50% and 100%, or about 3.4 percentage points for each $1 million in additional revenue. For revenue performance above target, the payout factor would increase more rapidly, about 5.1 percentage points for each $1 million in additional revenue, with no maximum payout specified.

Based on our revenue performance for 2012, the bonus payout factor is 92.6%. Once the bonus payout factor is determined, the AOI factor is applied to reduce the bonus amount. The AOI factor is zero for AOI below specified threshold amounts for Proto Labs and each of its business units, which results in no bonus being paid. The AOI factor increases based on a matrix approved by our compensation committee to 100% if our AOI is at or above a specified maximum amount, which could result in the entire bonus based on the revenue factor, but not more than that amount, being paid. In order to receive a bonus for our revenue growth, our AOI for 2012 needed to meet or exceed 23%. In order to receive the entire bonus payable for revenue growth, our AOI for 2012 needed to meet or exceed 27%. If our AOI for 2012 was below 23%, no bonus was payable. The AOI scaling factor has the ability to reduce the bonus payout factor, but not increase it, therefore, if the AOI scaling factor is below the threshold amount of 27% it will proportionately lower the bonus payout factor. For 2012, our AOI was 30.1%. Since our AOI was at least 27%, our bonus payout factor based on the revenue factor was not reduced because the AOI factor was at 100%. Therefore, for 2012, our bonus payout factor was 92.6%.

Based on the factors described above, our compensation committee approved the following annual incentive bonuses to our named executive officers for 2012:

Name	Target Bonus as a % of Base Salary	Target Bonus Amount ($)	Actual Bonus Amount ($)	Actual Bonus Amount as % of Base Salary	Actual Bonus Amount as % of Target Payout
Bradley A. Cleveland	90	216,976	200,919	83.3	92.6
John R. Judd	50	120,000	111,120	46.3	92.6
Donald G. Krantz	50	114,608	106,127	46.3	92.6

The total cash compensation paid to our named executive officers and a comparison to the 50th percentile based on the market data provided by Connell is as follows:

Name	2012 Actual Salary Amount ($)	2012 Actual Bonus Amount ($)	2012 Total Cash Compensation Amount ($)	Market 50th Percentile Annual Bonus ($)
Bradley A. Cleveland	241,084	200,919	442,003	606,000
John R. Judd	240,000	111,120	351,120	359,000
Donald G. Krantz	229,215	106,127	335,342	358,000

The total cash compensation received by our named executive officers in 2012 reflect the compensation committee’s decision that total cash compensation should approximate the 50th percentile of the public company market data for our executive officers. In 2012, the compensation committee increased Mr. Cleveland’s target bonus payout from 60% to 90% of his base salary to increase the emphasis on variable elements of compensation.

As with the 2012 annual incentive program, the 2013 annual incentive program will be a function of revenue growth and AOI. As was the case for the 2012 program, the 2013 program contains revenue and AOI objectives for the Company as a whole and for each of its major geographic business units (the United States, the European Union and Japan). A participant’s bonus payout will be determined by multiplying his or her target payout amount (which is specified by our compensation committee as a percentage of the individual’s annual base salary) by the bonus payout factor determined by the revenue factor. The AOI factor is then applied to reduce the bonus amount (the “Bonus Payout”). The revenue payout factor is zero for 2013 revenue below specified threshold amounts for the Company and each of its business units, is 50% at those threshold amounts, and increases (with no maximum) in amounts specified by the compensation committee to the degree revenue exceeds the respective threshold amounts. The AOI factor is zero for AOI (expressed as a percentage of revenue) below specified threshold amounts for the Company and each of its business units, and increases on a linear basis to 100% for AOI at or above specified maximum amounts. A new component for the 2013 program is that a multiplier in the range of 0.9 to 1.1 will be applied to increase or decrease the Bonus Payout based on the success of our achieving our strategic objectives for 2013.

The target bonus as a percentage of base salary for each named executive officer for 2013 was established as indicated in the below table:

Name	Target Bonus as a % of Base Salary
Bradley A. Cleveland	150
John R. Judd	75
Donald G. Krantz	75

Mr. Cleveland’s target bonus payout was increased from his 2012 level of 90% so that Mr. Cleveland would be in the 50th percentile of the peer group for total potential cash compensation. Messrs. Judd and Krantz each received an increase in their target bonus payout from 50% to 75% so that they could be placed in the 50th percentile of the peer group for total potential cash compensation.

Long-Term Equity-Based Compensation

To date, we have used stock options exclusively as the equity-based element of our executive compensation program. Our compensation committee believes that stock options serve as an effective retention tool due to vesting requirements that are based on continued service with us, and also serve to align the interests of our executives with those of our shareholders by enabling our executives to participate in any future appreciation in our stock and obtain an ownership interest in our Company.

Historically, we have not utilized a formulaic approach to determine the size of individual stock awards to our named executive officers. Instead, our compensation committee has generally determined the size of individual grants using its collective business judgment and experience, taking into account factors such as the role and responsibility of the individual executive officer, the size and value of the unvested portion of existing option awards and of existing holdings of our common stock, an evaluation of the expected and actual performance of each executive officer, internal pay equity considerations and compensation market conditions. Our CEO, Mr. Cleveland, has not received any stock options to date in light of his existing holdings of our common stock.

Similarly, we have not in the past made stock option awards on a fixed schedule to our named executive officers. Instead, our compensation committee has typically chosen to make option awards in connection with an individual’s initial employment with us, upon promotions or other changes in responsibilities, in recognition of significant achievements and generally when it believes that the number of unvested option shares held by a key employee is insufficient to constitute an effective retention tool. However, starting in 2013, we expect to grant equity awards to our executive officers each February following the release of our year-end earnings results, however, additional awards may be granted throughout the year based on the criteria described in this section.

Option grants to our named executive officers generally provide for ratable vesting over a period of years, with accelerated vesting occurring in the event of termination of employment due to death or disability and potentially in connection with a change in control of our Company, as described more fully in the section “Potential Payments Upon Termination or Change in Control.” Stock options are granted with an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made.

On May 7, 2012, certain of our employees, including certain of our named executive officers, were granted stock options. The stock options have an exercise price of $30.58 per share, which was the closing price of our common stock on the NYSE on May 7, 2012, expire after ten years, and vest in equal installments on each May 7th for the first five years after May 7, 2012, assuming the recipient is employed with us on those dates. The grants made to our named executive officers were as follows:

Name	Stock Option Award (# shares)
John R. Judd	13,570
Donald G. Krantz	13,570

To the extent an option is exercisable at the time employment is terminated, it will remain exercisable after such termination for one year if termination is due to death or disability, or for three months if termination is for any other reason. In no event, however, will an option remain exercisable past its scheduled expiration date. The effect of a termination of a named executive officer or a change in control on the option award is described below under the caption “Potential Payments Upon Termination or Change in Control.”

Other Executive Benefits

Our named executive officers generally receive health and welfare benefits under the same programs and subject to the same terms as our other salaried employees. These benefits include medical, dental and vision benefits, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance. Our named executive officers are also eligible to participate in our 401(k) retirement plan, under which our Company provides a matching contribution in an amount equal to 100% of the first 3% of compensation contributed by a participant and 50% of the next 2% of compensation contributed.

Similarly, other benefits or perquisites provided on occasion to our named executive officers are also available to our salaried employees generally, such as reimbursement of spousal travel costs in connection with extended overseas assignments and withholding taxes associated with discretionary bonuses. We also provide supplemental benefits to our executive officers who are based outside of the United States as part of compensation packages that are intended to be competitive in the respective local markets.

Employment Agreements, Severance and Change in Control Benefits

We have typically not entered into employment, severance or change in control agreements with our named executive officers. However, in June 2011, we entered into an employment agreement with Mr. Judd, our CFO, largely in recognition of the need to provide him certain protection if his employment should be involuntarily terminated without cause or terminated by him for “good reason” after a change in control of our Company. We believe that this protection was necessary to induce him to leave his current employment, forego other opportunities and assume a critical position in our organization. The employment agreement also provided, among other things, that Mr. Judd would receive a $75,000 cash bonus on the earlier of the completion of our initial public offering or March 15, 2012. We completed our initial public offering on February 29, 2012, and subsequently paid the bonus amount to Mr. Judd. For a summary of the material terms and conditions of this employment agreement, see the section “Potential Payments Upon Termination or Change in Control.”

Our existing stock option award agreements under our 2000 Stock Option Plan (the “2000 Plan”) generally provide for accelerated vesting and exercisability of awards if an executive officer’s employment terminates due to death or disability, or upon a change in control of our Company. The choice of “single trigger” acceleration upon a change in control reflects the belief that in the context of a privately held company, which we were at the time this plan was adopted, such arrangements would help insure that executive officers would be effectively incented to obtain the highest value possible in a change in control transaction and be subject to a strong retention device during the uncertain times preceding the transaction.

The stock option award agreements under our 2012 Long-Term Incentive Plan (the “2012 Plan”) provide for “double trigger” acceleration of vesting and exercisability of stock options in connection with a change in control, meaning that both a change in control and either a failure to continue, assume or replace outstanding awards or a termination of employment are necessary before acceleration will occur. The compensation committee believes that the double trigger structure avoids an unintended windfall to executives who retain their employment and their equity awards in the event of a friendly change in control, but still provides them appropriate incentives to cooperate in negotiating any change in control in which they believe they could lose their jobs.

In February 2013, we entered into severance agreements with our executive officers located in the United States, except we did not enter into a severance agreement with our CEO, CFO, or CTO. In addition, in March 2013 we entered into a severance agreement with our executive in the United Kingdom. Our CFO has a separate severance arrangement with us as part of his employment agreement, which is described above. If such executive officer’s employment is terminated by us without Cause or if the executive voluntary resigns for Good Reason (both as defined in the severance agreement), such executive officer will be entitled to the following severance pay and benefits: (i) a cash payment equal to one times the executive officer’s annualized base salary generally payable in substantially equal installments in accordance with our regular payroll practices over a 12-month period; (ii) a pro rata cash incentive bonus amount calculated in accordance with the severance agreement payable in a lump sum at the same time as other eligible employees under our annual cash incentive bonus plan for such calendar year are paid their bonuses under such bonus plan, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the executive officer’s termination date occurs and (iii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, notwithstanding any language in any stock option agreement under our 2012 Long-Term Incentive Plan or in the 2012 Long-Term Incentive Plan to the contrary, a pro rata portion, as calculated in the severance agreement, of the unvested options to purchase shares of our stock held by such executive officer that are scheduled to vest on the next anniversary date will vest. An executive officer’s receipt of these severance pay and benefits will be conditioned on such executive’s execution of a release of claims against the Company.

Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code, or Section 162(m), disallows a federal income tax deduction for any publicly held corporation with respect to individual compensation exceeding $1 million in any taxable year paid to the corporation’s chief executive officer and each of the corporation’s three other most highly compensated executive officers, other than its chief financial officer, unless the compensation is “performance-based” as defined under Section 162(m). In addition, in the case of a privately held corporation that becomes a public corporation, the $1 million limit generally does not apply for a limited period of time to compensation paid pursuant to a compensation plan or agreement that existed prior to the initial public offering. The time period during which this limit will not apply cannot extend longer than the corporation’s first shareholders meeting at which directors are to be elected that occurs after the close of the third calendar year after the year in which the corporation’s initial public offering occurred.

At such time in the future as the Section 162(m) $1 million limitation becomes applicable to us and the compensation of our named executive officers could exceed that limit, the compensation committee will consider the effects of Section 162(m) on the compensation paid to our named executive officers and the degree to which it would be advisable to structure the amount and form of compensation to our named executive officers so as to maximize our ability to deduct it. The compensation committee retains the discretion to provide compensation in an amount or form that would not be deductible under Section  162(m) in circumstances where it believes the exercise of such discretion would be in the best interests of Proto Labs.

Summary Compensation Table

The following table summarizes the compensation provided to or earned by our named executive officers during 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Bradley A. Cleveland, Chief Executive Officer	2012	241,084	—	—	200,919	—	442,003
	2011	240,017	—	—	273,331	—	513,348
John R. Judd, Chief Financial Officer	2012	240,000	75,000	216,000	111,120	10,000	652,120
	2011	136,615	100	1,515,816	129,648	58	1,782,237
Donald G. Krantz, Chief Operating Officer	2012	229,215	—	216,000	106,127	2,453	553,795
	2011	211,975	200	—	210,597	9,108	431,880

(1)	Bonuses awarded for services during 2011 were part of a discretionary bonus program for U.S. employees generally. The bonus paid to Mr. Judd in 2012 is due the one-time bonus payment owed to him under his employment agreement as discussed above under “Employment Agreements, Severance and Change in Control Benefits”.
(2)	Amounts shown in this column represent the grant date fair values of stock option awards granted during 2012 and 2011 computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718) utilizing the assumptions discussed in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2012 contained in our Annual Report on Form 10-K for the year ended December 31, 2012, and disregarding the effects of any estimates of forfeitures related to service-based vesting.
(3)	Amounts shown in this column represent amounts earned during 2012 and 2011 under our annual incentive bonus program and paid to the executives in early 2013 and early 2012, respectively.
(4)	Amounts shown in this column for 2012 include Company contributions to our 401(k) retirement plan.

Outstanding Equity Awards at 2012 Year-End

The following table provides information on each named executive officer’s outstanding equity awards as of December 31, 2012, the last day of our most recent fiscal year:

	Option Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Bradley A. Cleveland	—	—	—	—	—
John R. Judd	6/22/11	58,333.33	116,666.67	20.07	6/22/21
	5/7/12	—	13,570	30.58	5/7/22
Donald G. Krantz	11/21/05	98,000	—	1.79	11/21/15
	12/21/10	42,000	63,000	7.86	12/21/20
	5/7/12	—	13,570	30.58	5/7/22

(1)	The option awards with a grant date of 12/21/10 vest as to 20% of the shares subject to each award on each of the first five anniversaries of the grant date. The option award with a grant date of 6/22/11 vests as to one-third of the shares subject to the award on each of the first three anniversaries of the grant date. The option awards with a grant date of 5/7/12 vest as to 20% of the shares subject to each award on each of the first five anniversaries of the grant date.

Option Exercises and Stock Vested in 2012

The following table summarizes the value realized by our named executive officers on option awards exercised during the year ended December 31, 2012.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Bradley A. Cleveland	—	$	—
John R. Judd	—		—
Donald G. Krantz	25,000		870,189

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Other than our employment agreement with Mr. Judd, the severance agreements we entered into with certain of our executive officers in 2013, and the arrangements involving option awards described below, we are not parties to any agreement, plan or arrangement providing for payments or benefits to our named executive officers upon termination of employment or in connection with a change in control of our Company.

John Judd Employment Agreement

In June 2012, we renewed the employment agreement with Mr. Judd, our CFO. The agreement has a one-year term and will automatically be renewed for successive one-year periods unless either party provides a notice of non-renewal to the other at least 90 days before the end of any one-year period. The agreement provides that Mr. Judd’s employment is “at will” and sets forth the elements of his initial compensation. See “Compensation Discussion and Analysis” for information regarding Mr. Judd’s compensation. The agreement also provides that if, within 18 months after a change in control of our Company, we terminate Mr. Judd’s employment without cause, or Mr. Judd terminates his employment for “good reason,” then he will be entitled to severance benefits so long as he complies with an ongoing confidentiality obligation and a two-year non-competition obligation. The severance benefits available to Mr. Judd consist of (i) a lump sum cash payment in an amount equal to his annual base salary in effect immediately prior to the change in control plus his target annual bonus for the year in which the change in control occurs, and (ii) our continued payment for 12 months after such termination of the employer’s portion of the premiums for group health plan coverage for Mr. Judd and his dependents if he elects continued COBRA coverage under our plan. Any stock options granted to Mr. Judd by us shall be subject the terms of the applicable award agreements and our 2000 Stock Option Plan with respect to any termination of Mr. Judd’s employment or any “Change in Control.”

For purposes of Mr. Judd’s employment agreement, “change in control” is defined in a manner substantially similar to that in our 2000 Plan, as described below. “Cause” for termination is generally defined to include (i) conviction of a felony; (ii) gross negligence or willful misconduct injurious to our Company; (iii) willful violation of directions of our board of directors; (iv) excessive absenteeism; (v) material failure to comply with the employment agreement; (vi) failure to cooperate with us in any investigation or formal proceeding; and (vii) any act of fraud injurious to our Company. “Good reason” for termination is generally defined to include (i) a material reduction or diminution in his responsibilities or duties; (ii) a material reduction in his base salary; (iii) the relocation of his primary work location to a location more than 75 miles from the location of his prior primary work location; and (iv) the failure of any successor to or assignee of us to perform, in any material respect, our obligations under the employment agreement.

2000 Plan

Under the 2000 Plan and the option award agreements under that plan, upon the death or disability of a named executive officer, all outstanding options vest in full, and the options remain exercisable until the earlier of (1) one year after the date employment ends or (2) the expiration date of the option. If employment ends for a reason other than death or disability, the then currently vested and exercisable portion of an option will remain exercisable until the earlier of (1) three months after the date employment ends or (2) the expiration date of the option, and may be exercised to the extent it was exercisable at or before employment ended.

The 2000 Plan provides that stock option awards may become fully vested and exercisable upon the occurrence of a change in control of our Company, as defined below, if provided in the award agreement or by the compensation committee. Generally, stock option award agreements under our 2000 Plan provide that option awards to employees will become fully vested and exercisable upon the occurrence of a change in control of our Company. The 2000 Plan also provides our compensation committee with the discretion to cancel some or all outstanding stock options in connection with a change in control that does not involve a change in the majority of the members of our board of directors, and pay each holder of a canceled option an amount in cash equal to the excess of the fair market value of the shares subject to the option immediately prior to the change in control over the aggregate exercise price of the shares subject to the option, which we refer to as the “option spread.” In addition, in the event of a merger, consolidation or statutory share exchange involving our Company, a sale of substantially all of its assets, or its liquidation or dissolution, any of which are referred to as an “event,” then our compensation committee will have the discretion to declare, prior to the event, that the exercisability of all options will be accelerated prior to the event and that all options will be canceled at the time of the event. The compensation committee may also, in such circumstances, pay each holder of a canceled option an amount in cash equal to the option spread, calculated using the value of the per share proceeds to be received by our shareholders upon the occurrence of the event. Alternatively, if the event is a merger, consolidation or statutory share exchange, our compensation committee may act to protect outstanding options by substituting for them either options to purchase voting common stock of the surviving corporation (or its parent) or voting common stock of the surviving corporation (or its parent) that have a fair market value equal to the option spread, calculated using the value of the per share proceeds to be received by our shareholders upon the occurrence of the event.

Under the 2000 Plan, a “change in control” generally occurs if (1) any person or group becomes the beneficial owner of 50% or more of the voting power of our equity securities (30% or more for options granted prior to January 22, 2007); (2) a majority of our board of directors no longer consists of individuals who were directors as of the effective date of the 2000 Plan or for whose election proxies have been solicited by our board of directors or who were appointed by our board of directors to fill a vacancy caused by death or resignation or a newly-created directorship; (3) our shareholders approve a merger, reorganization, consolidation or statutory share exchange involving our Company, or a sale of all or substantially all of our Company’s assets (unless more than 70% of the voting power of the then outstanding shares of voting stock of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction); or (4) our shareholders approve a complete liquidation or dissolution of our Company.

The 2000 Plan provides that in the event any payments or benefits provided under our 2000 Plan taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Section 280G of the Internal Revenue Code, such payments or benefits may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Section 4999 of the Internal Revenue Code is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

2012 Plan

Under the 2012 Plan, upon termination for cause, all unvested awards and all unexercised stock options and SARs will be forfeited. Upon termination due to death or disability, any unvested portion of an award will immediately become vested and exercisable in full and options and SARs will remain exercisable for twelve months after the date of termination. Upon termination for any other reason, the then currently vested and exercisable portion of any option or SAR will remain exercisable for three months after termination (unless the participant dies during that three-month period, in which case the post-termination exercise period will be extended to twelve months). Any post-termination exercise period may, however, be extended by the compensation committee if the issuance of shares upon such exercise would then violate applicable registration requirements under the Securities Act. Any such post-termination exercise period may not, however, extend beyond the expiration date of any option or SAR. After giving effect to any accelerated vesting as provided above, all unvested and unexercisable portions of outstanding awards will be forfeited in connection with a termination of service.

Under the 2012 Plan, unless otherwise provided in an award agreement, if a change in control, as defined below, occurs that involves a sale of all or substantially all of our assets or a merger, consolidation, reorganization or statutory share exchange involving our Company, our board of directors or compensation committee are to take one or more of the following actions with respect to outstanding awards under the 2012 Plan:

•	Arrange for the surviving or successor entity to continue, assume or replace some or all of the outstanding awards under the 2012 Plan.

•

Accelerate the vesting and exercisability of outstanding awards prior to and conditioned upon the occurrence of the event and provide that unexercised options and SARs will be terminated at the effective time of the event.

•

Cancel any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award, less the aggregate exercise price (if any) of the award.

•

Provide that if an award is continued, assumed or replaced in connection with such an event and if within 18 months after the event a participant experiences an involuntary termination of service other than for cause, the participant’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination.

•	Make certain adjustments to awards as provided in the 2012 Plan.

In the event of a change in control that does not involve a merger, consolidation, reorganization, statutory share exchange or sale of all or substantially all of our Company’s assets, our board of directors or compensation committee, in its discretion, may provide (1) that any outstanding award will become fully vested and exercisable upon the change in control or upon the termination of the participant’s service without cause within 18 months after the change in control, (2) that any outstanding option or SAR will remain exercisable during all or some specified portion of its remaining term, or (3) that any outstanding award will be canceled in exchange for payment to the participant of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

The form of option award agreement approved by the compensation committee for use under the 2012 Plan provides that if, within 12 months of a change in control, an optionee’s employment is involuntarily terminated without cause or the optionee resigns for good reason and if the option or a replacement thereof then remains outstanding, it will immediately become exercisable in full and remain exercisable for one year following termination.

Under the 2012 Plan, a “change in control” generally occurs if (i) any person or group becomes the beneficial owner of more than 50% of the voting power of our equity securities; (ii) a majority of our board of directors no longer consists of (1) individuals who are members of our board of directors on the effective date of the 2012 Plan or (2) individuals who are elected subsequent to the effective date and whose initial election or nomination was approved by at least a majority of the directors described in clause (1) or (2); or (iii) the consummation of any reorganization, merger, consolidation or statutory share exchange involving us or a sale or other disposition of all or substantially all of our assets, unless more than 50% of the voting power of the then outstanding shares of voting stock of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

The 2012 Plan provides that in the event any payments or benefits provided under our 2012 Plan taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Section 280G of the Internal Revenue Code, such payments or benefits may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Section 4999 of the Internal Revenue Code is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Severance Agreements

In February 2013, we entered into severance agreements with certain of our executive officers located in the United States, except we did not enter into a severance agreement with our CEO, CFO, or CTO. In addition, in March 2013 we entered into a severance agreement with our executive officer in the United Kingdom. Our CFO has a separate severance arrangement with us as part of his employment agreement, which is described above. If such executive officer’s employment is terminated by us without Cause or if the executive voluntary resigns for Good Reason (both as defined in the severance agreement), such executive officer will be entitled to the following severance pay and benefits: (i) a cash payment equal to one times the executive officer’s annualized base salary generally payable in substantially equal installments in accordance with our regular payroll practices over a 12-month period; (ii) a pro rata cash incentive bonus amount calculated in accordance with the severance agreement payable in a lump sum at the same time as other eligible employees under our annual cash incentive bonus plan for such calendar year are paid their bonuses under such bonus plan, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the executive officer’s termination date occurs and (iii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, notwithstanding any language in any stock option agreement under our 2012 Long-Term Incentive Plan or in the 2012 Long-Term Incentive Plan

to the contrary, a pro rata portion, as calculated in the severance agreement, of the unvested options to purchase shares of our stock held by such executive officer that are scheduled to vest on the next anniversary date will vest. An executive officer’s receipt of these severance pay and benefits will be conditioned on such executive’s execution of a release of claims against the Company.

Potential Payments

The following table shows the value of stock option awards whose vesting would have been accelerated (i) under the 2000 Plan and 2012 Plan and the applicable award agreements if the named executive officer had died or became disabled on December 31, 2012, the last day of our most recent fiscal year and (ii) under any severance agreement, the 2000 Plan, or the 2012 Plan, as applicable, in connection with a the termination of the named executive officer or a change in control of our Company. The table also shows the severance and benefits continuation amounts that would have been paid to Mr. Judd under his employment agreement if, on December 31, 2012 and in connection with a change in control, his employment would have been involuntarily terminated without cause or he would have resigned for good reason. The table also shows the severance and benefits continuation amounts that would have been paid to Dr. Krantz under his severance agreement that he entered into with the Company in February 2013, if on December 31, 2012, his employment would have been involuntarily terminated without cause or he would have resigned with good reason. In addition to the amounts shown in the table, each named executive officer would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred prior to the date of termination.

Name	Severance Payment ($)	Benefits Continuation ($)	Value Realized on Accelerated Option Vesting – Death or Disability ($) (1)(4)	Value Realized on Accelerated Option Vesting – Change in Control ($)(1)(4)	Value Realized on Accelerated Option Vesting– Termination ($) (2)(3)(4)
Bradley A. Cleveland	—	—	—	—	—
John R. Judd	360,000	7,617	2,172,993	2,172,993	2,172,993
Donald G. Krantz	343,823	4,895	1,988,024	1,988,024	649,521

(1)	Under the 2000 Plan and 2012 Plan, the vesting of options will be accelerated upon death or disability and may be accelerated upon a change in control.
(2)	Termination includes termination of employment other than for Cause, death or disability.
(3)	Under the 2000 Plan and 2012 Plan, the vesting of options is not accelerated upon termination for reasons other than for Cause, death or disability, however the compensation committee may determine that awards vest. Under the severance agreement entered into with Mr. Krantz, the vesting of options scheduled to vest on the next anniversary date will be accelerated on a pro rata basis as provided in the agreement, if he is terminated without Cause or for Good Reason.
(4)	Amounts shown are equal to the value of stock option awards whose vesting and exercisability would have been accelerated. The value of each option award for these purposes is calculated based on the difference between the fair market value of our common stock on December 31, 2012 ($37.85) and the exercise price of that option.

Information Regarding Equity-Based Compensation Plans

The following table sets forth information about our equity compensation plans as of December 31, 2012.

Plan Category	Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(in thousands)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(in thousands)
Equity Compensation Plans Approved by Shareholders	802,990	(1)	5.91	5,266,347	(2)
Equity Compensation Plans Not Approved by Shareholders	—		—	—
Total	802,990		5.91	5,266,347

(1)	Reflects stock to be issued upon the exercise of vested outstanding stock options under our 2012 Long-Term Incentive Plan and 2000 Stock Option Plan.
(2)	Includes securities available for future awards under the 2012 Long-Term Incentive Plan and 1,413,581 shares available for issuance under the Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT

The compensation committee assists the board of directors in establishing a philosophy and policies regarding executive and director compensation, provides oversight of the administration of our director and executive compensation programs and administers our equity-based plans, reviews the compensation of directors, named executive officers and senior management and prepares any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including this compensation committee report.

In performing its oversight responsibilities, the compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, we have recommended to the board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2013 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

Rainer Gawlick, Chair
Matthew Blodgett
Douglas W. Kohrs

Compensation Risk Assessment

Management conducted a risk assessment of our employee compensation policies and practices, including those that apply to our executive officers. Management reviewed our compensation plans, program design and existing practices as well as global and local compensation policies, programs and practices applicable to all employees. Management then analyzed the likelihood and magnitude of potential risks, focusing on whether any of our compensation policies and practices varied significantly from our overall risk and reward structure, whether any such policies and practices incentivized individuals to take risks that were inconsistent with our goals, and whether any such policies and practices have resulted in establishing an inappropriate balance between short-term and long-term incentive arrangements.

Management discussed the findings of the risk assessment with the compensation committee. Based on the assessment, we have concluded that our compensation policies and practices are aligned with the interests of shareholders, appropriately reward pay for performance and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Conflict of Interest Analysis

Our compensation committee has considered the relationships that its compensation consultants have had with the Company, the members of the compensation committee and our executive officers, as well as the policies that such consultants have in place to maintain their independence and objectivity, and has determined that the work performed by its compensation consultants has raised no conflicts of interest.

DIRECTOR COMPENSATION

Directors who are also our employees receive no additional compensation for serving on our board of directors. Prior to the completion of our initial public offering in February 2012, each of our non-employee directors who was not affiliated with our significant shareholders at that time received a meeting fee of $1,000 for each board meeting attended in person, and $500 for each such meeting attended by telephone, and received one or more stock awards during his or her term of service as a director. We have also from time to time paid non-employee directors who are not affiliated with our significant shareholders $1,000 per day for time spent consulting with Company management outside of board or committee meetings.

Upon completion of our initial public offering in February 2012, a revised compensation program for our non-employee directors who are not affiliated with our significant shareholders became effective. The revised compensation program consists of the following elements:

Annual cash retainer:	$30,000
Annual cash retainer for lead independent director:	$15,000
Annual cash retainer for committee chairs:	Audit Committee: $15,000 Compensation Committee: $10,000 Nominating Committee: $7,500
Annual cash retainer for other committee members:	Audit Committee: $7,500 Compensation Committee: $5,000 Nominating Committee: $3,750
Annual equity award:	Stock option with $70,000 grant date fair value, becoming vested and exercisable in full on the first anniversary of the grant date
New director equity award:	Fully-vested shares of common stock with a value of $100,000 granted on the date the director is first elected to the board
Meeting fees:	Generally none, but compensation committee has the discretion to provide for meeting fees if the number of board of directors meetings exceeds eight per year or if the number of meetings of any committee exceeds six per year

At the same time, our board of directors also approved stock ownership guidelines for our non-employee directors who are not affiliated with our significant shareholders. Each such director is expected to own shares of our common stock with a fair market value of at least three times the amount of the annual board member retainer, and to achieve this ownership level within three years after first joining our board of directors. Until a director has satisfied this ownership guideline, the director may not dispose of any shares of our common stock, except for sales whose proceeds will be used to pay the exercise price in connection with an option exercise or to pay applicable income taxes in connection with the vesting, exercise or payout of any equity-based award. For purposes of this guideline, shares subject to an unvested or unexercised equity-based award will be counted as owned shares. All of our directors that are not affiliated with a significant shareholder have met these guidelines.

In connection with our IPO, our board of directors also approved an award of shares equivalent to a new director equity award as described above for each of our non-employee directors not affiliated with our significant shareholders. As a result, Messrs. Gawlick, Goodman, and Wehrwein and Ms. Loftus each received 6,250 fully vested shares of our common stock in February 2012. In connection with his appointment to the board in April 2012, Mr. Kohrs received stock grant equivalent to the new director equity award. As a result, Mr. Kohrs received 3,270 fully vested shares of our common stock in May 2012.

In accordance with our revised non-employee director compensation program, on May 7, 2012, each non-employee director not affiliated with our significant shareholders at that time was granted a stock option for 4,672 shares of our common stock. As a result, Messrs. Gawlick, Goodman, Kohrs and Wehrwein and Ms. Loftus each received a stock option grant for 4,672 shares of our common stock. The stock options have an exercise price of $30.58 per share, which was the closing price of our common stock on the NYSE on May 7, 2012, and vest in full on May 7, 2013.

Non-Employee Director Compensation for 2012

The following table sets forth information concerning annual compensation for our non-employee directors during the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Rainer Gawlick	34,692	100,000	70,000	—	204,692
John B. Goodman	39,465	100,000	70,000	—	209,465
Douglas A. Kingsley (2)(3)	—	—	—	—	—
Douglas W. Kohrs	26,082	100,000	70,000		196,082
Margaret A. Loftus	29,897	100,000	70,000	—	199,897
Brian K. Smith (2)	—	—	—	—	—
Sven A. Wehrwein	54,992	100,000	70,000	—	224,992

(1)	Amounts shown in this column represent the grant date fair values of stock option awards granted during 2012 computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718) utilizing the assumptions discussed in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2012 contained in our Annual Report on Form 10-K for the year ended December 31, 2012, and disregarding the effects of any estimates of forfeitures related to service-based vesting.
(2)	During the fiscal year ended December 31, 2012, Messrs. Kingsley and Smith were affiliated with significant shareholders and therefore did not receive compensation for service as non-employee directors of the Company.
(3)	Mr. Kingsley resigned from our board of directors in February 2013.

Non-Employee Directors – Outstanding Equity Awards at 2012 Fiscal Year-End

The following table summarizes for each of our non-employee directors the number of shares underlying unexercised option awards as of December 31, 2012, the end of our most recent year:

Name	Number of Shares Underlying Unexercised Options
Rainer Gawlick	39,762
John B. Goodman	23,752
Douglas A. Kingsley (1)	—
Douglas Kohrs	4,762
Margaret A. Loftus	4,762
Brian K. Smith	—
Sven A. Wehrwein	4,762

(1)	Mr. Kingsley resigned from our board of directors in February 2013.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for fiscal 2013, and the board of directors is asking shareholders to ratify that selection. Although current law, rules and regulations, as well as the audit committee charter require our independent registered public accounting firm to be engaged, retained, and supervised by the audit committee, the board of directors considers the selection of an independent registered public accounting firm to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an opportunity for shareholders to provide direct feedback to the board of directors on a significant issue of corporate governance.

If the selection of E&Y as our independent registered public accounting firm for fiscal 2013 is not ratified by our shareholders, the audit committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD, UPON RECOMMENDATION OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

AUDIT COMMITTEE REPORT

The following is the report of the audit committee. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2012 with our management. In addition, the audit committee has discussed with Ernst & Young LLP, our independent accountants (“E&Y”), the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants (“AICPA”) and Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The audit committee also has received the written disclosures and the letter from E&Y as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with E&Y the independence of E&Y.

Based on the audit committee’s review of the matters noted above and its discussions with our independent accountants and our management, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE

Sven A. Wehrwein, Chair
John B. Goodman
Brian K. Smith

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fiscal Year
	2012	2011
Audit Fees (1)	$717,397	$380,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$717,397	$380,000

(1)	Reflects the fees approved by Proto Labs and billed or to be billed by E&Y with respect to services performed for the audit and other services for the applicable fiscal year.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, our Form S-1 related to our follow-on public offering and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdiction.

“Audit-Related Fees” consisted of assurance and related services by E&Y that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by E&Y for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-approval Policy. The audit committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2012 and 2011, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by E&Y were approved by the audit committee in accordance with SEC requirements.

The audit committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining their independence.

OTHER MATTERS

The board of directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals Included in the Proxy Statement

Proposals of our shareholders that are intended to be presented by such shareholders at our fiscal 2013 Annual Meeting of Shareholders to be held in calendar 2014 and that shareholders desire to have included in our proxy materials related to such Annual Meeting must be received by us at our principal executive offices no later than 5:00 p.m. Central Time, December 10, 2013, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareholder wishes to present a proposal at our fiscal 2013 Annual Meeting of Shareholders to be held in calendar 2014 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that Annual Meeting, the shareholder must give advance notice to us prior to the deadline for such Annual Meeting determined in accordance with our by-laws. In general, our by-laws provide that such notice should be addressed to the Secretary and be no less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. For purposes of our fiscal 2013 Annual Meeting, such notice must be received no later than February 22, 2014. Our by-laws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to the Secretary of the Company.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for fiscal 2012 is being mailed with this Proxy Statement to our shareholders of record. Shareholders whose shares are held in a brokerage, bank or similar account will receive the Notice from the organization holding the account. The Notice contains instructions on how to access or proxy materials on the Internet and vote your shares of over the Internet and how to request a paper copy of our proxy materials.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Chief Financial Officer

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

(763) 479-3680

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s Internet site, www.sec.gov.

Additional copies of the Annual Report on Form 10-K, the Notice, this Proxy Statement and the accompanying proxy may be obtained from John R. Judd, the Chief Financial Officer of the Company, at the address above. Copies of exhibits to the Annual Report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.

By Order of the Board of Directors

William R. Langton
Secretary

PROTO LABS, INC. ATTN: JOHN JUDD 5540 PIONEER CREEK DRIVE MAPLE PLAIN, MN 55359

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic ballot.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each director nominee under Proposal 1:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors
Nominees
01	Lawrence J. Lukis	02 Bradley A. Cleveland		03 Matthew Blodgett		04 Rainer Gawlick	05 John B. Goodman
06	Douglas W. Kohrs	07 Margaret A. Loftus		08 Brian K. Smith		09 Sven A. Wehrwein
The Board of Directors recommends you vote FOR Proposal 2:							For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2013						☐	☐	☐

NOTE: This proxy, when properly executed, will be voted as directed, or if no direction is given, FOR Proposals 1 and 2. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000172583 _1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

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PROTO LABS, INC.

Annual Meeting of Shareholders

May 23, 2013 2:00 PM CDT

This proxy is solicited by the Board of Directors

The shareholder hereby appoints Lawrence J. Lukis, Bradley A. Cleveland or John R. Judd, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Proto Labs, Inc. that the shareholder is entitled to vote at the 2013 Annual Meeting of Shareholders to be held at 2:00 p.m., local time, on May 23, 2013, at the office of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the 2013 Annual Meeting of Shareholders or any postponement or adjournment thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

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